Pluristem Announces Private Equity Investment of $8M

New York —February 14, 2007--Pluristem Life Systems, Inc. (OTCBB: PLRS), a cell therapy Company dedicated to the commercialization of stem cell products for a variety of indications, today announced that it has signed a binding term sheet with new investors for a private equity investment in the amount of $8,000,000. The first payment of funds totaling $1,250,000 has been received.

The investors will receive Pluristem restricted common stock at a price of $0.0125 per share and a warrant to purchase additional shares at an exercise price of $0.025 per share. The final agreement is expected to be completed by March 15, 2007.

Mr. Zami Aberman, CEO of Pluristem Life Systems stated: “We are delighted these new investors have shown their confidence in Pluristem. Our business strategy targets a potential $30 billion market by capitalizing on our proprietary PLacenta eXpanded (PLX I) and 3D PluriX™ technologies and our unique business model of “supply-on-demand” cells for a variety of clinical indications. This financing enables us to fund our activities for the next 2 years and generate the clinical data we believe will support the therapeutic effects of PLX-I in the treatment of hematological malignancies. In addition, we will explore the use of PLX-I in new clinical applications."

Pluristem developed PLX I as an allogeneic product, based on supplementing the umbilical cord blood cells with supportive cells that improve the effectiveness of engraftments and shorten recovery times. PLX I mesenchymal stem cells were proven to increase the umbilical cord blood stem cells effectiveness by 3-5 times in a pre-clinical study.

About Pluristem

Pluristem Life Systems, Inc. is life sciences driven Company that is developing and commercializing non personalized stem cell expansion technology products for the potential treatment of a variety of disorders. The Company is developing cell-based therapeutics that utilizes adult stem cells expanded in a three-dimensional proprietary bioreactor (PluriX™) mimicking different naturally occurring physiological environments. Pluristem expects its first products to be cell grafts that will provide an efficient and superior alternative to the currently accepted standard procedure of bone marrow transplantation. PLX-I, Pluristem’ first adult stem cell product, is intended to target a critical global shortfall of matched tissue for bone marrow transplantation since bone marrow transplantation is often the only cure for patients suffering from leukemia, lymphoma, myeloma and many other hematological diseases. The Company has made a strategic decision to work only with adult stem cells since the practical use of embryonic stem cells is severely restricted by various religious, ethical and legal considerations.

For more information, please visit our website: www.pluristem.com

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements" regarding our intent, belief or current expectations. Forward-looking statements in this release include that there is a $30 billion market potential for our products; that we expect to sign the final agreement for a $8,000,000 private placement by March 15, 2007; that we will be able to develop our “supply-on-demand” cells business model for a variety of clinical indications; and that this investment in the Company will enable us finance our activities for the next 2 years generating clinical data to support the therapeutic effects of PLX-I. Factors which may significantly change or prevent our forward looking statements from fruition include that the investors may not close the private placement or finance the remainder of the $8,000,000; we currently do not have sufficient authorized capital to complete the private placement in full and may be unable to increase our authorized capital, we may be unable to get regulatory approval for our products; we may be unsuccessful in developing any products; our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties may develop with our process; results in the laboratory may not translate to equally good results in real surgical settings; our patents may not be sufficient to protect essential aspects of our technology; competitors may invent better technology; our products may not work as well as hoped or worse, our products may harm recipients; and we may not be able raise funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company's latest 10-KSB filed with the SEC.

Investor Contacts:

Pluristem Life Systems

Dr. William Prather/Sr. VP Corporate Development

Ph: 303-883-4954

bill@pluristem.com

Craig Bird

Segue Ventures LLC

Ph: (215) 885 – 4981

CHBird@segue.biz

Investors’ Message Board: http://finance.groups.yahoo.com/group/Pluristem_IR/

Media Contact:

Jerry Jennings

Emerson Gerard Associates

Ph: 561-881-7318

mediareply@emersongerard.com

CW1069099.1